Exhibit 12.1

MF Global Ltd.

Computation of Ratio of Earnings to Fixed Charges(1)

(Dollars in thousands)

	Three Months Ended June 30, 2009	For the Year Ended March 31,
		2009	2008	2007	2006	2005
Pre-tax (loss)/income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees	$(39,788)	$9,949	$3,599	$289,663	$88,026	$123,768
Add: Fixed charges
Interest expense, amortization of debt issuance costs and accretion of debt discount	46,651	563,757	3,234,548	3,783,117	1,205,005	554,764
Appropriate portion of rentals representative of the interest factor(2)	2,541	10,720	9,775	6,387	5,813	3,298

Total fixed charges	49,192	574,477	3,244,323	3,789,504	1,210,818	558,062

Earnings	9,404	584,426	3,247,922	4,079,167	1,298,844	681,830

Ratio of earnings to fixed charges(3)	—	1.02	1.00	1.08	1.07	1.22

(1)	The ratio of earnings to fixed charges is computed by dividing earnings, which is the sum of pre-tax (loss)/income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees and fixed charges, by fixed charges. Fixed charges represent interest expenses, amortization of debt issuance costs, accretion of debt discount and an appropriate portion of rentals representative of the interest factor.
(2)	The percent of rent included in the computation is a reasonable approximation of the interest factor.
(3)	Due to the Company's pre-tax loss in the three months ended June 30, 2009 the ratio coverage was less than 1:1. The Company would have needed to generate additional earnings of $39,788 to achieve a coverage of 1:1.

MF Global Ltd.

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends(1)

(Dollars in thousands)

	Three Months Ended June 30, 2009	For the Year Ended March 31,
		2009	2008	2007	2006	2005
Pre-tax (loss)/income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees	$(39,788)	$9,949	$3,599	$289,663	$88,026	$123,768
Add: Fixed charges
Interest expense, amortization of debt issuance costs and accretion of debt discount	46,651	563,757	3,234,548	3,783,117	1,205,005	554,764
Appropriate portion of rentals representative of the interest factor(2)	2,541	10,720	9,775	6,387	5,813	3,298

Total fixed charges	49,192	574,477	3,244,323	3,789,504	1,210,818	558,062

Earnings	9,404	584,426	3,247,922	4,079,167	1,298,844	681,830
Preferred dividend requirements(3)	7,678	33,704	0	0	0	0

Total combined fixed charges and preferred dividends	56,870	608,181	3,244,323	3,789,504	1,210,818	558,062
Ratio of earnings to combined fixed charges and preferred dividends(4)	—	—	1.00	1.08	1.07	1.22

(1)	The ratio of earnings to combined fixed charges and preferred dividends is computed by dividing earnings, which is the sum of pre-tax (loss)/income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees and fixed charges, by combined fixed charges and preferred dividends. Fixed charges represent interest expenses, amortization of debt issuance costs, accretion of debt discount and an appropriate portion of rentals representative of the interest factor.
(2)	The percent of rent included in the computation is a reasonable approximation of the interest factor.
(3)	The preferred dividend requirement represents the amount of pre-tax earnings required to cover preferred stock dividend requirements, with a tax gross-up adjustment in periods in which there is an income tax provision. For the three months ended June 30, 2009, a tax gross-up adjustment was not required as the Company had an income tax benefit. For the year ended March 31, 2009, a 38.8% tax rate from ongoing operations was used to calculate the gross-up adjustment.
(4)	Due to the Company's pre-tax loss in the three months ended June 30, 2009 and significant non-cash charges in the year ended March 31, 2009, the ratio coverage was less than 1:1 in each of these periods. The Company would have needed to generate additional earnings of $47,466 in the three months ended June 30, 2009 and $23,755 in the year ended March 31, 2009 to achieve a coverage of 1:1 in each of these periods.